Exhibit 10.22

               Indianapolis Power & Light Company





                                        DATE:     May 15, 1996

     TO:  See Distribution Below

   FROM:  R.L. Humke

SUBJECT:  1996 Management Incentive Program


                          Distribution

                    Officers       Superintendents
                    Managers       Division Supervisors
                    Directors


The 1996 Management Incentive Program (MIP), is materially different from the MIP in prior years. Administrative Guidelines for the 1996 MIP are attached.

In 1996, the MIP will help focus participant attention and efforts on the financial performance of IPL, the performance of our Strategic Business Units (SBUs) and individual performance (see Guidelines, page 2).
Because of the material changes to MIP, 1996 will be a transitional year. In this transitional year, participants will receive the greater of awards calculated under the 1996 MIP or the 1995 MIP. The 1997 MIP targets will be announced before February 15th and those targets will be the sole determinants for 1997 awards.

     MIP Awards will now be based on:

-    IPL's financial performance (see Guidelines, page 5)
          The measurement of IPL financial performance is Net Income. A minimum, or threshold amount of net income must be met if awards are to be considered. In 1996 that threshold amount is $100 million.

-    SBU performance (see SBU Performance Goals, also attached)
          Each SBU has established goals which can modify half of the bonus pool (see Guidelines, page 7-8) for employees of that SBU. For associates who are part of the corporate staff (non
          SBU), results of all SBU goal achievement are averaged to modify half the bonus pool (see Guidelines, page 9).

-    the individual's performance during the year
          Individual performance is directly keyed to the person's overall evaluation in the 1996 Performance Management Program (see Guidelines, page 9).

The Management Incentive Program participants for 1996 include supervisors from the division head level to the manager level. Special requests for inclusion in the program need to be submitted for approval to the Vice President of Human Resources. Documentation supporting inclusion in the program is required. In addition, at year-end, Organizational Heads may recommend other associates who have specific work assignments that have significantly affected IPL's performance.

If a participant retires, becomes disabled or dies during 1996, or if a person becomes eligible after the year begins, any award payable to such person shall be prorated.

Additionally, the Big Dollar Award Program is being continued. It is designed to reward other associates who have made an extraordinary contribution toward Company performance. A formal Big Dollar Award Program description is attached.

If you have any questions concerning these programs, please contact the leadership of your organization.



                                        /s/ Ramon L. Humke

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Program Name:  Big Dollar Award Program

Purpose: The program exists to provide an immediate cash reward to an associate who makes significant contribution which will have a substantial positive impact on the Company.

Eligibility:    Any non-officer associate who is not part of the
                Management Incentive Program is potentially eligible to receive a reward under this program.

Award Basis:    Associates whose recommendations, acts, or
                achievements are outside their normal work requirements should be considered for awards.
                Extraordinary contributions to Corporate
                Objectives and organization assignments are the principal criteria for these awards. Superior work on normal work assignments alone does not qualify an individual for an award. More efficient operations, greater productivity, better customer service, reduced costs, higher earnings, and enhanced public image are examples of results which would warrant consideration for an award.

Award Amount:   The amount of the award will depend upon the
                significance and long-term benefit to the Company. As a general rule, awards should be no less than $200.

Process: All associates and supervisors are asked to identify acts or achievements of other associates which should be considered for an award. Descriptions of such acts should be directed to the organization officer who will assess the achievement and, if warranted, forward a recommendation through the appropriate senior officer to the President. Recommendations should include suggested award amounts. The President will approve and present these special awards as these extraordinary contributions are identified and evaluated throughout the year. The intent is that an award follow these acts or achievements as closely as practical. Therefore, recommendations for awards should be expedited.

Administration: The Vice President, Human Resources, will administer this program, with the assistance of the Controller. All checks will represent the award, less necessary tax withholding. The organization officer should contact Corporate Communications to arrange appropriate publicity.